Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 31, 2022, with respect to the consolidated financial statements of Quanergy Systems, Inc. included in the Current Report on Form 8-K filed on March 31, 2022, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement.

/s/ GRANT THORNTON, LLP

Phoenix, Arizona

May 6, 2022